EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-5836, No. 33-48554 and No. 333-67815) on Form S-8 of CenturyTel, Inc. of our report dated June 27, 2000, relating to the statements of net assets available for benefits of Century Telephone Enterprises, Inc. Dollars and Sense Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999, and related financial statement schedules as of December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of Century Telephone Enterprises, Inc. Dollars and Sense Plan.



KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
July 12, 2000